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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Fieldcrest Cannon, Inc. for the registration of 1,500,000 shares of its $3.00 Series A Convertible Preferred Stock and 2,564,100 shares of its Common Stock and to the incorporation by reference therein of our report dated January 28, 1994, with respect to the consolidated financial statements of Fieldcrest Cannon, Inc. incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and of our report dated March 29, 1994, with respect to the consolidated financial statement schedules included therein, filed with the Securities and Exchange Commission.

Greensboro, North Carolina
May 3, 1994